EXHIBIT 10.3

FORMATION AND CONTRIBUTION AGREEMENT

BY AND AMONG

MMMG LLC.,

a Nevada limited liability company;

MEDMEN OPPORTUNITY FUND, LP,

a Delaware limited partnership;

MEDMEN OPPORTUNITY FUND II, LP

a Delaware limited partnership;

THE MEDMEN OF NEVADA 2, LLC

a Nevada limited liability company;

DHSM INVESTORS, LLC

an Ohio limited liability company;

BLOOMFIELD PARTNERS UTICA, LLC,

a New York limited liability company

and

MM ENTERPRISES USA, LLC,

a Delaware limited liability company

ii

Section 9.	Remedies for Breaches	16
(a)	Survival	16
(b)	Indemnification Provisions by MMMG for Benefit of the Company and the Owner Group	17
(c)	Indemnification Provisions by the Owner Group for the Benefit of MMMG, the Company and other Parties comprising the Owner Group	17
(d)	Direct Claim	17
(e)	Matters Involving Third Parties	18
(f)	Indemnification as Sole Remedy for Adverse Consequences	19
(g)	Indemnity Basket	19
(h)	Indemnification Cap	19
(i)	Mitigation	19

Section 10.	Miscellaneous	19
(a)	Press Releases and Public Announcements	19
(b)	Third Party Beneficiaries	19
(c)	Entire Agreement	19
(d)	Succession and Assignment	20
(e)	Counterparts	20
(f)	Headings	20
(g)	Notices	20
(h)	Governing Law	21
(i)	Amendments and Waivers	21
(j)	Severability	21
(k)	Expenses	21
(l)	Construction	21
(m)	Incorporation of Exhibits and Disclosure Schedule	21

Section 11.	Mandatory Arbitration.	22

Exhibits

Exhibit A	Schedule of Contributed Assets, Values and Units
Exhibit B	Bill of Sale
Exhibit C	Contributed Entity Assignments
Exhibit D	Intellectual Property Assignment
Exhibit E	Operating Agreement
Exhibit F	Lease Amendment

iii

FORMATION AND CONTRIBUTION AGREEMENT

THIS FORMATION AND CONTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of this 24th  day of January, 2018 (the “Effective Date”) by and among MMMG LLC., a Nevada limited liability company (“MMMG”), MEDMEN OPPORTUNITY FUND, LP, a Delaware limited partnership (“Fund I”), MEDMEN OPPORTUNITY FUND II, LP, a Delaware limited partnership (“Fund II”), THE MEDMEN OF NEVADA 2 LLC, a Nevada limited liability company (“MMNV2”), DHSM INVESTORS, LLC, an Ohio limited liability company (“DHS Owner”), BLOOMFIELD PARTNERS UTICA, LLC, a New York limited liability company (“Utica Owner”) and together with MMMG, Fund I, Fund II, MMNV2 and DHS Owner, each, a “Contributor” and collectively, the “Contributors”) and MM ENTERPRISES MANAGER, LLC, a Delaware limited liability company (the “Manager”) which serves as the sole manager of MM ENTERPRISES USA, LLC, a Delaware limited liability company (the “Company”).  The Contributors, the Manager and the Member are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. On January 9, 2018, the Company was formed as a limited liability company organized under the Laws of the State of Delaware as a joint venture between the Contributors to own, operate and develop certain businesses related to the cultivation, distribution and sale of cannabis and cannabis related products under the “MedMen” brand (the “Business”) in jurisdictions where such cultivation, sale and distribution is authorized under applicable Law.

B. Fund I, Fund II, MMNV2, DHS Owner and Utica Owner (collectively, the “Owner Group”) directly or indirectly through one or more subsidiaries (such entities’ subsidiaries, each an “SPE Entity” and collectively, the “SPE Entities”) own and operate one or more businesses licensed and/or authorized under applicable Law to cultivate, distribute and/or sell cannabis and cannabis related products.

C. MMMG provides certain administrative and management services, and licenses certain intellectual property, to the SPE Entities pursuant to certain administrative and management services agreements (the “Management Agreements”) between MMMG and the respective SPE Entities.

D. Subject to the terms and conditions herein, as part of the capitalization and formation of the Company, (i) MMMG has agreed to contribute to the Company certain intellectual property and other assets related to the Business, and (ii) the members of the Owner Group have each agreed to contribute to the Company one hundred percent (100%) of their respective equitable interests in those SPE Entities set forth on the Schedule of Contributed Assets, Values and Units attached hereto as Exhibit A (each, a “Contributed Entity” and collectively, the “Contributed Entities”).

E. In exchange for such contributions, the Contributors will each receive membership interests in the Company, all on the terms and conditions provided herein.

1

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and the representations, warranties, covenants, and agreements contained in the Transaction Documents (as hereinafter defined), the Operating Agreement (as hereinafter defined), and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1. Definitions

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, direct damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, Liabilities, obligations, Taxes, Liens, losses, expenses, and fees, including court costs, arbitration costs and reasonable attorneys’ fees and expenses, but excluding any and all indirect damages, including, without limitation, consequential, diminution in value (whether or not based on a multiplier of any metric), special, punitive and exemplary damages, and damages based upon losses of opportunity, business and profits.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with such specified Person; provided, however, that for purposes of this Agreement neither the Company nor any of the Contributors shall be deemed an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble above.

“Assumed Liabilities” means only (i) the executory obligations of MMMG and its Affiliates under the MMMG Contracts, (ii) the liabilities set forth in Section 6.3(e) of the Disclosure Schedule, and (iii) the executory obligations of the Owner Group as equity holders of the Contributed Entities, in each case only to the extent that such obligations arise after the Effective Date and relate to the period of time following the Effective Date. The Assumed Liabilities shall not include any other Liabilities or obligations of the Contributors or their Affiliates including, without limitation, any Liabilities arising out of disputes among and between the Contributors and their respective members, partners, shareholders, managers, general partners, officers or directors, and shall in no event include any Liabilities or obligations of the Contributors or their respective Affiliates arising out of, relating to, or in connection with the Transaction Documents, the Operating Agreement or this Agreement.

“Bill of Sale” means the bill of sale and general assignment and assumption agreement to be entered into by MMMG and the Company on the Effective Date, in in the form attached hereto as Exhibit B.

“Business” has the meaning set forth in the recitals above.

“Closing” has the meaning set forth in Section 3 below.

“Closing Date” has the meaning set forth in Section 3 below.

“Code” means the Internal Revenue Code of 1986, as amended, and the Laws promulgated thereunder.

“Company Business” has the meaning set forth in the preamble above.

“Company” has the meaning set forth in the preamble above.

2

“Confidential Information” means, with respect to a specified Party, all confidential or proprietary information regarding such Party’s business or affairs, including, without limitation, business concepts, processes, methods, systems, know-how, devices, formulas, product specifications, Intellectual Property rights, marketing methods, prices, customer lists, methods of operation, or other information, whether in oral, written, or electronic form, that is: (a) designated as confidential; (b) is of a nature such that a reasonable Person would know that it is confidential; or (c) is disclosed under circumstances such that a reasonable Person would know it is confidential. The terms and conditions of the Transaction Documents and Operating Agreement are Confidential Information of each Party. The following information is not Confidential Information of any party: (i) information that is or becomes publicly available through no fault of the Party obligated to keep it confidential and through no breach of the Transaction Documents; (ii) information that was independently developed by a Party without use of the Confidential Information; and (iii) information rightfully disclosed to a Party by a third party without continuing restrictions on its use or disclosure.

“Contract” has the meaning set forth in Section 2(a)(iv).

“Contributed Assets” has the meaning set forth in Section 2(b) below.

“Contributed Entities” has the meaning set forth in the recitals above.

“Contributed Entity Assignments” means those certain Assignment and Assumptions of Membership Interests to be executed by the Owner Group in favor of the Company in the form attached hereto as Exhibit C, pursuant to which the Contributed Entities (or interests therein) will be transferred to the Company by each Owner Group entity.

“Control” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings corresponding to the foregoing.

“DHS Owner” has the meaning set forth in the preamble above.

“Direct Claims” has the meaning set forth in Section 9(d) below.

“Disclosure Schedule” means the schedules to this Agreement arranged in numbered sections and subsections corresponding to the numbered sections and subsections contained in this Agreement.

“Dollars” and “$” each means United States dollars.

“Effective Date” has the meaning set forth in the preamble above.

“Fund I” has the meaning set forth in the preamble above.

“Fund II” has the meaning set forth in the preamble above.

“Indemnified Party” means any Person claiming the right to be indemnified under Section 9.

“Indemnifying Party” means any Person subject to a claim by an Indemnified Party pursuant to Section 9.

3

“Intellectual Property” means all industrial and intellectual property and all rights associated therewith, including all of the following, in any jurisdiction throughout the world (registered or unregistered): (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, provisionsals, and patent disclosures, together with all foreign equivalents, reissuances, renewals, continuations, requests for continued examinations, divisionals, continuations-in-part, revisions, extensions, and reexaminations thereof, and all present and future patents and applications in any and all countries based on or claiming priority thereto, (b) all internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all advertising and promotional materials, (h) all other proprietary rights therein, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Assignment” means that certain Assignment of Intellectual Property to be executed by MMMG in favor of the Company in the form attached hereto as Exhibit D, pursuant to which the MMMG Contributed IP will be transferred to the Company.

“JAMS” has the meaning set forth in Section 11.

“Knowledge” means (i) with respect to all applicable Sections of this Agreement, the actual knowledge of Adam Bierman, Andrew Modlin or Christopher Ganan, (ii) with respect to the representations set forth in Section 5(g) only, the actual knowledge of the employees and officers of MMMG having significant responsibility for Intellectual Property matters, and (iv) with respect to the representations set forth in Section 5(j) only, the actual knowledge of the officers of MMMG having significant responsibility with respect to litigation matters, and employees of MMMG that are attorneys or paralegals.

“Laws” means any foreign, federal (only to the extent not inconsistent with state or local), state, county, municipal, local or other laws, statutes, constitutions, resolutions, ordinances, codes, edicts, decrees, orders, writs, injunctions, awards, judgments, rules, regulations, rulings, charges, requirements or other restrictions issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity, agency or court.

“Lease Amendment” means that certain First Amendment to Lease in the form attached hereto as Exhibit F, to be entered into by and between Bloomfield Industries, Inc. and 1113 Herkimer Rd Utica LLC.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, and (b) purchase money liens and liens securing rental payments under capital lease arrangements.

4

“Management Agreements” has the meaning set forth in the recitals above.

“Manager” has the meaning set forth in the preamble above.

“MMMG” has the meaning set forth in the preamble above.

“MMMG Business” means the business of MMMG as operated by MMMG prior to the Closing Date.

“MMMG Contributed Assets” has the meaning set forth in Section 2(a) below.

“MMMG Contributed IP” means all of the Intellectual Property whether owned or licensed by MMMG.

“MMNV2” has the meaning set forth in the preamble above.

“Operating Agreement” means the amended and restated limited liability company operating agreement of the Company to initially be entered into by and among the Contributors on or before the Closing Date, in the form attached hereto as Exhibit E.

“Owner Group” has the meaning set forth in the recitals above.

“Owner Group Contributed Assets” have the meaning set forth in Section 2(b) below.

“Party” or “Parties” has the meaning set forth in the preamble above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Personal Property” has the meaning set forth in Section 2(a)(iii) below.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means all (a) computer programs, applications, systems and code, in both object code and source code, including software implementations of algorithms, models and methodologies and program interfaces and (b) internet and intranet websites, databases and compilations, including data and collections of data, and related documentation, whether machine-readable or otherwise.

“SPE Entities” and “SPE Entity” has the meaning set forth in the recitals above.

“Tax” or “Taxes” means any U.S. or foreign federal, state or local income, gross receipts (including taxes under Code Section 280E), license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

5

“Third Party Claim” has the meaning set forth in Section 9(e)(i) below.

“Threshold” has the meaning set forth in Section 9(g).

“Transaction Documents” means this Agreement its exhibits and attachments and all other agreements, instruments, certificates and documents to be executed and delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement; provided, however, that the Transaction Documents shall exclude the Operating Agreement.

“Transferring Employee” has the meaning set forth in Section 8(d) below.

“Units” means units of limited liability company membership interests in the Company designated as “Class B Units” pursuant to the terms of the Operating Agreement.

“Utica Owner” has the meaning set forth in the preamble above.

Section 2. Contributions

(a) Contribution by MMMG to the Company. Subject to the terms and conditions of this Agreement, MMMG hereby makes a contribution to the Company effective on the Closing Date as follows (collectively referred to as the “MMMG Contributed Assets”):

(i) Assignment of the MMMG Contributed IP for use worldwide, pursuant to the terms and subject to the conditions set forth in this Agreement and the Intellectual Property Assignment;

(ii) Assignment and transfer of all tangible personal property of MMMG used in the MMMG Business and to be used in the Business (the “Personal Property”), pursuant to the terms and subject to the conditions set forth in this Agreement and the Bill of Sale; and

(iii) Assignment and transfer of all contracts, agreements, arrangements, leases and licenses of MMMG used in the MMMG Business (each, a “Contract” and collectively, the “Contracts”), pursuant to the terms and subject to the conditions set forth in this Agreement and the Bill of Sale.

In exchange for the MMMG Contributed Assets, the Company and the Manager hereby agree to issue to MMMG, as of the Closing Date, the number of Units set forth next to MMMG’s name on Exhibit A attached hereto and to admit MMMG as a member of the Company in accordance with the Operating Agreement, which Exhibit A shall be amended to reflect the total contributions of MMMG and the Owner Group as of the Closing Date.

Owner Group to the Company. Subject to the terms and conditions of this Agreement, each Owner Group entity hereby makes a contribution to the Company effective on the Closing Date as follows (the “Owner Group Contributed Assets” and collectively, with the MMMG Contributed Assets, the “Contributed Assets”):

6

(i) Assignment and transfer of all equitable interests respectively owned by the Owner Group in the Contributed Entities, pursuant to the terms and subject to the conditions set forth in this Agreement and the Contributed Entity Assignments.

(ii) With respect to Utica Owner only, the delivery of the Lease Amendment pursuant to the terms and subject to the conditions set forth therein.

In exchange for the Owner Group Contributed Assets, the Company and the Manager hereby agree to issue to the Owner Group, as of the Closing Date, the number of Units set forth next to each Owner Group entity’s name on Exhibit A attached hereto, and to admit each Owner Group entity as a member of the Company in accordance with the Operating Agreement, which Exhibit A shall be amended to reflect the total contributions of the Owner Group and MMMG as of the Closing Date.

Section 3. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place on January 29, 2018 (the “Closing Date”) and shall be effective as of 11:59 P.M., Pacific Time, on the Closing Date. At the Closing, the Parties shall deliver the documents respectively required to be delivered by them as set forth in Section 7.

Section 4. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, as of the Closing Date, the Company assumes all of the Assumed Liabilities. Neither the Company nor any of its subsidiaries shall assume or have any responsibility, however, with respect to any Liability of MMMG or the Owner Group that is not specifically included within the definition of Assumed Liabilities.

Section 5. Representations and Warranties of MMMG. MMMG represents and warrants to the Company and the Owner Group that the statements contained in this Section 5 are correct and complete as of the Effective Date, except as otherwise disclosed by MMMG in the Disclosure Schedule (with each disclosure of MMMG contained therein qualifying the representations and warranties of MMMG herein to the extent the relevance of such disclosure to such representations and warranties is reasonably apparent from such disclosure).

(a) Organization. MMMG is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Nevada.

(b) Authorization of Transaction. MMMG has full power and authority (including full company or other entity power and authority) to execute and deliver this Agreement, the Operating Agreement, and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the Board of Managers of MMMG has duly authorized the execution, delivery, and performance of this Agreement, the Operating Agreement and the other Transaction Documents to which MMMG is a party. This Agreement, the Operating Agreement and the other Transaction Documents to which it is a party constitute the valid and legally binding obligations of MMMG, enforceable in accordance with its respective terms and conditions, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of specific performance, injunctive relief and other equitable remedies.

7

(c) Non-contravention. Neither the execution and delivery by MMMG of this Agreement, the Operating Agreement or any other Transaction Document to which it is a party, nor the consummation by MMMG of the transactions contemplated hereby or thereby, will (i) violate any Law to which any of them is subject or any provision of the limited liability company agreement or other governing documents of MMMG, (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which MMMG or its Affiliate is a party or by which any of them is bound or to which any of the MMMG Contributed Assets are subject (or result in the imposition of any Lien upon any of the MMMG Contributed Assets) and, if required, such notice has been obtained. MMMG does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Person or any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, the Operating Agreement and the other Transaction Documents.

(d) Brokers’ Fees. Neither MMMG nor its Affiliates have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document for which the Company, the Owner Group, MMMG or any of their respective Affiliates could become liable or obligated.

(e) Title and Sufficiency. MMMG has (and at the Closing Date, the Company will receive), good and marketable title to the MMMG Contributed Assets, free and clear of all Liens or restrictions on transfer. The MMMG Contributed Assets constitute all of the assets and rights necessary for the operation of the MMMG Business as presently conducted.

(f) Legal Compliance. Each of MMMG and its predecessors and Affiliates, with respect to the MMMG Business, has complied with and is in compliance with all applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply. MMMG owns all licenses, permits, franchises, and other governmental authorizations that are necessary for the operation of the MMMG Business as presently conducted. Such licenses, permits, franchises, and other governmental authorizations were validly applied for and issued, and MMMG has not received any notice that any governmental authority intends to cancel, terminate, suspend or not renew any such license, permit, franchise or other governmental authorization.

(g) Intellectual Property

(i) The MMMG Contributed IP constitutes all Intellectual Property necessary for the operation of the MMMG Business as presently conducted. After the Closing, the MMMG Contributed IP shall be owned or available for use by the Company on substantially similar terms and conditions as used by the MMMG Business immediately prior to the Closing.

(ii) MMMG owns all the MMMG Contributed IP and all Intellectual Property rights therein free and clear of any Lien, Liability, license, or other restriction or limitation regarding use or disclosure, and on the Closing Date, MMMG shall transfer all Intellectual Property rights in and to the MMMG Contributed IP to the Company, free and clear of any Lien, Liability, license, or other restriction or limitation regarding use or disclosure, pursuant to the terms of the Intellectual Property Assignment.

8

(iii) No service or product designed, developed or under development by the MMMG Business prior to or on the Effective Date (but only to the extent of such development through the Effective Date) (the “Products”) interferes with, infringes upon, misappropriates, or otherwise comes into conflict with any Intellectual Property right of any other Person. None of the Products would, if made, imported, distributed, sold or otherwise commercialized by the Company after the Effective Date, interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property right of any other Person. No written notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any third party) have been received by any director (or any officer or employee with significant responsibility for Intellectual Property matters) of MMMG. On and after the Closing Date, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with any Intellectual Property rights of any other Person solely as a result of the Company’s operation of the MMMG Business in the same manner as the MMMG Business was conducted prior to the Closing Date and as the MMMG Business is presently conducted by MMMG.

(iv) Section 5(g)(iv) of the Disclosure Schedule identifies, as of the Effective Date, all MMMG Contributed IP that is registered, filed or issued with, by or under the authority of any governmental authority, including each patent, copyright and trademark application and registration that has been issued to MMMG or its Affiliates with respect to any MMMG Contributed IP (including without limitation identifying its title, serial number, filing date, and inventors), identifies each pending patent, copyright and trademark application or application for registration that any of MMMG or its Affiliate has made with respect to any MMMG Contributed IP (including without limitation identifying its title, serial number, filing date, and inventors), and identifies any other potential patentable inventions where applications for patents have not yet been filed (including without limitation identifying its title and inventors) related to the MMMG Business. Section 5(g)(iv) of the Disclosure Schedule identifies, as of the Effective Date, each license, sublicense, agreement, or other permission that MMMG or its Affiliate has granted to any third party with respect to any of the MMMG Contributed IP (together with any exceptions) within the field of use for the MMMG Business. With respect to the MMMG Contributed IP, MMMG has delivered to the Company correct and complete copies of all patents, trademarks, copyrights, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) associated therewith and has made available to the Company, correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item.

(v) Except to the extent set forth in Section 5(g)(v) of the Disclosure Schedule, with respect to all Intellectual Property constituting MMMG Contributed IP:

(A) such Intellectual Property is not subject to any outstanding, government-ordered injunction, judgment, order, decree, ruling, or charge, in each case, that is publicly available;

(B) to the Knowledge of MMMG, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or threatened that challenges the legality, validity, enforceability, use, or ownership of such Intellectual Property; and

(C) no loss or expiration of any item of Intellectual Property is pending or, to the Knowledge of MMMG, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms and also except for MMMG having decided in the past not to file one or more foreign patent applications that could claim priority from an earlier filed patent application, and also except for MMMG intentionally allowing a patent application to become abandoned based on MMMG’s business judgment (and not as a result of any act or omission by MMMG, including without limitation, a failure by MMMG to pay or reimburse any Person any required maintenance fees, except where MMMG has intentionally done so).

9

(vi) None of the MMMG Contributed IP was conceived, reduced to practice, or developed using any federal grants, U.S. federal contracts, or U.S. federal cooperative agreements, except for any U.S. federal funding that was a scholarship, fellowship, or training grant primarily for educational purposes.

(vii) The Bayh-Dole Act (37 C.F.R. 401) does not apply to any of the MMMG Contributed IP.

(viii) With respect to the Software included as part of the MMMG Contributed IP, MMMG owns the Software and all components included in the Software. MMMG has provided to the Company reasonable documentation setting forth all Software included in the MMMG Contributed IP subject to the terms of any form of freeware, public source, or “open source” license or “copyleft” obligations, including but not limited to Software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to the GNU’s General Public License (GPL), GNU Lesser/Library General Public License (LGPL), the Mozilla Public License, the MIT License, or any other open source license listed and described by either the Open Source Initiative as set forth on www.opensource.org, or the Free Software Foundation as set forth on www.fsf.org. MMMG possesses or controls all source code, object code, documentation, benchmark tests, programmer level documentation, user level documentation, specifications and other materials necessary for the use of such Software to the extent such items exist. To the Knowledge of MMMG, all Software included in the MMMG Contributed IP meets commercial best practices regarding being free of any remote or automatic disabling or recapture devices, passwords, fundamental errors, master access keys, security devices, trap doors or computer viruses, in each case that would reasonably be expected to materially adversely affect the Business, and reasonably complies in all respects with the associated documentation to the extent such documentation exists, and such documentation reasonably accurately describes the operation and use of the Software pursuant to commercial best practices. With respect to Software constituting MMMG Contributed IP, no copies of such Software’s source code, object code, programmer level documentation, user level documentation, benchmark tests or any other documentation relating to such Software has been provided to any third parties, except such documentation (other than programmer level documentation) deployed to end users, pilot program partners, distributors, and retailers.

(h) Personal Property. MMMG owns all of the Personal Property free and clear of any and all Liens and Liabilities. Each such item of Personal Property is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is used in the MMMG Business.

(i) Contracts. MMMG has delivered, or will deliver upon request by the Company, to the Company a correct and complete copy of each written Contract (as amended to date) and a written summary setting forth the terms and conditions of each oral Contract. With respect to each such Contract: (i) the Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Contract will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract; and (iv) no party has repudiated any provision of the Contract.

10

(j) Litigation. Except as set forth in Section 5(j) of the Disclosure Schedule, MMMG is not currently (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of MMMG, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any U.S. federal, state, local, or foreign jurisdiction or before any arbitrator, in each case that would reasonably be expected to adversely affect the MMMG Contributed Assets, the Company or the Business.

(k) Employee Plans. None of the Company or the Owner Group shall have any responsibility or Liability after the Closing under any:

(i) employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, maintained or contributed to by MMMG (excluding the Company) or any respective subsidiaries thereof for any of their respective employees, former employees or directors (or their respective beneficiaries), including without limitation any group insurance or self-insured health plan, severance pay plan, non-qualified deferred compensation plan or retirement plan intended to be qualified under Section 401(a) of the Code (collectively, the “ERISA Plans”);

(ii) trust fund maintained by MMMG in connection with any ERISA Plans;

(iii) “cafeteria plan” governed by Code Section 125; or

(iv) other plan providing compensation, benefits or perquisites to any employees, former employees, managers, officers or directors (or their respective beneficiaries) of MMMG (excluding the Company), including without limitation any incentive, bonus, stock option, restricted stock, vacation pay or sick pay plan.

(l) Securities Matters. The Units are being acquired by MMMG for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Units or any interest in them. MMMG has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of a direct or indirect investment in the Units, and MMMG is capable of bearing the economic risks of such investment, including a complete loss of investment in the Units. MMMG acknowledges that the Units have not been registered under the Securities Act, or any state, provincial or foreign securities laws, and understands and agrees that its members may not sell or dispose of any of the Units except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any applicable state or foreign securities laws.

Section 6. Representations and Warranties of the Owner Group. The Owner Group entities, severally but not jointly, represent and warrant on behalf of themselves, to each other Party comprising the Owner Group, the Company and MMMG that the statements contained in this Section 6 are correct and complete as of the Effective Date, except as otherwise disclosed by the Owner Group in the Disclosure Schedule (with each disclosure of the Owner Group contained therein qualifying the representations and warranties of the Owner Group herein to the extent the relevance of such disclosure to such representations and warranties is reasonably apparent from such disclosure).

11

(a) Organization. Fund I and Fund II are limited partnerships duly organized, validly existing, and in good standing under the laws of the State of Delaware. MMNV2 is a limited liability company duly organized, validly existing, and in good standing under the laws of Nevada. DHS Owner is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Ohio. Utica Owner is a limited liability company duly organized, validly existing, and in good standing under the laws of New York.

(b) Authorization of Transaction. Each of the Owner Group entities has full power and authority (including full corporate power and authority) to execute and deliver this Agreement, the Operating Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Without limiting the generality of the foregoing, the managers, members, general partners, board of directors, officers or other Control Person of each of the Owner Group entities has duly authorized the execution, delivery, and performance of this Agreement, the Operating Agreement and the other Transaction Documents to which the Owner Group is a party. This Agreement, the Operating Agreement and the other Transaction Documents to which it is a party constitute the valid and legally binding obligations of each of the Owner Group entities, enforceable in accordance with their respective terms and conditions, except (i) as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (ii) general principles of equity that restrict the availability of specific performance, injunctive relief and other equitable remedies.

(c) Non-contravention. None of the execution and delivery by the Owner Group entities of this Agreement, the Operating Agreement or the other Transaction Documents to which it is a party, or the consummation by the Owner Group entities of the transactions contemplated hereby or thereby, will (i) violate any Law to which any Owner Group entity is subject or any provision of its charter, bylaws, partnership agreement, limited liability company agreement or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which an Owner Group entity is a party or by which it is bound or to which any of its assets are subject. None of the Owner Group entities needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, the Operating Agreement and the other Transaction Documents.

(d) Brokers’ Fees. Neither the Owner Group entities nor their respective Affiliates have any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or any other Transaction Document for which the Company, the other entities comprising the Owner Group, MMMG or any of their respective Affiliates could become liable or obligated.

(e) Title and Sufficiency. Except as set forth in Section 6.3(e) of the Disclosure Schedule, the Owner Group has (and at the Closing Date, the Company will receive), good and marketable title to the Owner Group Contributed Assets, free and clear of all Liens or restrictions on transfer. The Owner Group Contributed Assets constitute all of the equitable interests in the Contributed Entities owned by the Owner Group as of the Effective Date.

(f) Legal Compliance. Each of the Owner Group entities and its predecessors and Affiliates, with respect to the ownership of the Contributed Entities, has complied with and is in compliance with all applicable Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to so comply. The Owner Group owns all licenses, permits, franchises, and other governmental authorizations that are necessary for the operation of the Contributed Entities as presented conducted. Such licenses, permits, franchises, and other governmental authorizations were validly applied for and issued, and the Owner Group has not received any notice that any governmental authority intends to cancel, terminate, suspend or not renew any such license, permit, franchise or other governmental authorization.

12

(g) Litigation. Except as set forth in Section 6(g) of the Disclosure Schedule, the Owner Group is not currently (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of the Owner Group, threatened to be made a party to, any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any U.S. federal, state, local, or foreign jurisdiction or before any arbitrator, in each case that would reasonably be expected to adversely affect the Owner Group Contributed Assets, the Company or the Business.

(h) Securities Matters. The Units issuable to the Owner Group entities, respectively, hereunder are being acquired by the acquiring Party for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Units or any interest in them. Each of the Owner Group entities has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its direct or indirect investment in the Units, and they are capable of bearing the economic risks of such investment, including a complete loss of investment in the Units. Each of the Owner Group entities acknowledges that the Units have not been registered under the Securities Act, or any state, provincial or foreign securities laws, and understands and agrees that it may not sell or dispose of any of the Units except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any applicable state or foreign securities laws.

Section 7. Closing Deliverables

(a) MMMG Deliverables. At the Closing, MMMG shall deliver the following documents to the Company:

(i) this Agreement, as executed by MMMG;

(ii) all authorizations, consents, and approvals of third parties, governments and governmental agencies referred to in Section 5(c) above;

(iii) the Bill of Sale, as executed by MMMG transferring any Personal Property and Contracts to the Company;

(iv) the Intellectual Property Assignment, as executed MMMG transferring all MMMG Contributed IP to the Company;

(v) the Operating Agreement, as executed by MMMG; and

(vi) any and all other Transaction Documents to which MMMG is a party, each as executed by MMMG.

(b) Owner Group’s Deliverables. At the Closing, each Owner Group entity shall deliver the following documents to the other Parties, as applicable:

(i) this Agreement, as executed by each of the Owner Group entities;

13

(ii) the Contributed Entity Assignments executed by each of the Owner Group entities;

(iii) the Lease Amendment executed by Utica Owner’s Affiliate;

(iv) all authorizations, consents, and approvals of third parties, governments and governmental agencies referred to in Section 6(c) above;

(v) the Operating Agreement, as executed by each of the Owner Group entities; and

(vi) all other Transaction Documents to which the Owner Group is a party, each as executed by the Owner Group entities, as applicable.

Notwithstanding anything to the contrary contained herein and in addition to any other rights or remedies set forth in this Agreement, if any Owner Group entity fails to deliver the Owner Group Closing deliverables set forth in this Section 7(b), the remainder of the Owner Group, MMMG and the Company may determine, in their sole and absolute discretion, to continue with the Closing of the transactions set forth in this Agreement, provided, that the Party failing to deliver such Closing deliverables shall not receive the Units and shall not be admitted to the Company as a member and this Agreement shall be deemed to be terminated with respect to such Party.

(c) Company’s Deliverables. At the Closing, the Company shall deliver the following documents to the other Parties, as applicable:

(i) this Agreement, as executed by the Company and the Manager;

(ii) the Bill of Sale, as executed by the Manager on behalf of the Company;

(iii) the Intellectual Property Assignment, as executed by the Manager on behalf of the Company;

(iv) the Contributed Entity Assignments as executed by the Manager on behalf of the Company;

(v) the Lease Amendment as executed by Bloomfield Industries, Inc.;

(vi) the Operating Agreement, as executed by the Company, its existing member, and the Manager;

(vii) the Units issued to the respective Parties in accordance with this Agreement; and

(viii) any and all other Transaction Documents to which the Company is a party, each as executed by the Company or the Manager, as applicable.

14

Section 8. Post-Closing Covenants

(a) Assignment of Domain Names. MMMG covenants that promptly following the Effective Date it shall take such actions and complete such documentation and filings as are necessary to transfer ownership of the registered domain names included in the MMMG Contributed IP to the Company (including without limitation unlocking the domain name registration and completing any on-line domain name registration assignment forms as may be required by the applicable domain providers).

(b) Further Assurances. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

(c) Inventor Cooperation. MMMG shall obtain promptly upon request by the Company, and in any event within five (5) business days after such request, at no cost to the Company or the Owner Group, any and all consents, assignments and other documents from any current employees of MMMG that are reasonably deemed necessary, appropriate or advisable by the Company to transfer, publish and register with any governmental authority any Intellectual Property contained in the MMMG Contributed Assets, and MMMG shall use commercially reasonable efforts to obtain such consents, assignment and other documents from all other Persons requested by the Company, at no cost to the Company.

(d) Employee Transfer. MMMG shall use its commercially reasonable efforts, from and after the Effective Date, to persuade each of the employees of MMMG identified by the Company (each of such identified persons who accepts employment from the Company, a “Transferring Employee”) to accept offers of employment from the Company effective as of the Closing Date. Effective as of the Closing Date, MMMG shall terminate the employment of each of the Transferring Employees.

(e) Confidentiality. Except as otherwise set forth in this Agreement, each Party, on behalf of itself and its Affiliates, agrees not to disclose any Confidential Information of any other Party to any third party (other than its Affiliates) without the prior written consent of such other Party; except that, on or after the Effective Date:

(i) disclosure is permissible (i) if required by court order or if required to enforce rights under the Transaction Documents or the Operating Agreement; provided the Party required to disclose, unless prohibited under applicable Law, gives the other Parties that own the Confidential Information required to be disclosed notice prior to disclosure to enable such other Parties an opportunity to seek a protective order, and reasonable steps are taken by the disclosing Party to maintain the confidentiality of such Confidential Information;

(ii) disclosure of the Transaction Documents or the Operating Agreement and the terms and conditions contained herein and therein is permissible if required by applicable Law or by any financial supervisory authority or national securities exchange to which any Party or its Affiliates is subject; provided that reasonable steps are taken, as permitted by applicable Law, by the disclosing Party to maintain the confidentiality thereof;

(iii) each Party may disclose the Transaction Documents or the Operating Agreement, and the terms or conditions contained therein, to the extent reasonably necessary, on a confidential basis, to: (i) its accountants, attorneys, business and financial advisors; (ii) its present or future providers of venture capital and/or potential investors in or acquirers of such Party; (iii) any governmental body having jurisdiction and calling therefor; (iv) legal counsel representing an entity proposing to merge with or acquire the Party or one of its subsidiaries; (v) a Party’s insurer; and (vi) third parties in connection with financing a potential acquisition; provided that, in the situations described in (i) through (vi), such Party exercises reasonable efforts, consistent with industry norms, to obligate such third parties to keep confidential the Transaction Documents or the Operating Agreement, and the terms and conditions contained therein; and

15

(iv) a Party may, on a confidential basis, advise its actual or potential customers and suppliers that it is licensed to use the Intellectual Property rights granted in the Transaction Documents and the extent to which it is so licensed.

(f) Intellectual Property Additions. If any Party believes at any time after the Effective Date that any MMMG Contributed IP existed as of the Effective Date that is not assigned pursuant to this Agreement (the “Disputed Intellectual Property”), such Party shall promptly, and in any event within five business days, notify MMMG and the Company (to the extent MMMG or the Company is not the Party providing such notice) of the existence of the Disputed Intellectual Property. Representatives of MMMG and the Company shall meet and use their good faith, commercially reasonable efforts to determine whether the Disputed Intellectual Property constitutes MMMG Contributed IP for a thirty (30)-day period commencing upon receipt of such notice. If such Parties are unable to determine whether the Disputed Intellectual Property constitutes MMMG Contributed IP, such Parties shall submit such dispute to arbitration in accordance with Section 11. The Disputed Intellectual Property shall be deemed MMMG Contributed IP for purposes of this Agreement and the other Transaction Documents only if MMMG and the Company agree, or only if a final and binding decision of the arbitrator(s) pursuant to Section 11 deems, that such Disputed Intellectual Property is MMMG Contributed IP for purposes of this Agreement and the other Transaction Documents.

(g) Intellectual Property Information. Upon the reasonable request of the Company, MMMG shall deliver a correct and complete copy of any patent, trademark, copyright, registration, application, license, sublicense, agreement, and permission (as amended to date) associated with any of the MMMG Contributed Assets and all written documentation evidencing ownership and prosecution (if applicable) of such item.

(h) Tax Treatment. The Parties acknowledge and agree that the Contributed Assets, in exchange for the issuance of the Units, shall be treated as a contribution of property in exchange for an interest in the Company within the meaning of, and governed by, Section 721 of the Code, and to report the transaction accordingly for all tax purposes.

Section 9. Remedies for Breaches

(a) Survival. The representations and warranties of the Parties contained in this Agreement shall survive the Closing (even if the Party to whom such representations or warranties were made knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months after the Effective Date; provided that the representations and warranties of the Parties contained in (i) Section 5(a) (Organization), Section 5(b) (Authorization of Transaction), Section 5(c) (Non-contravention), Section 5(e) (Title and Sufficiency), Section 6(a) (Organization), Section 6(b) (Authorization of Transaction), and Section 6(c) (Non-contravention) shall survive the Closing for a period of four (4) years after the Effective Date, and (ii) Section 5(g) (Intellectual Property) shall survive the Closing for a period of thirty six (36) months after the Closing Date.  All covenants, agreements and undertakings hereunder shall survive the Closing and continue in full force and effect indefinitely (or for such shorter period of time as may be specifically provided in this Agreement for such covenant, agreement, or undertaking). No claim may be made for indemnification based on misrepresentation or breach of warranty hereunder after the expiration of the foregoing applicable survival period; provided that, if an Indemnified Party delivers written notice to any Indemnifying Party of such an indemnification claim within such time period, such claim shall survive until resolved pursuant to this Agreement.

16

(b) Indemnification Provisions by MMMG for Benefit of the Company and the Owner Group. MMMG shall indemnify, defend and hold harmless each Party comprising the Owner Group and the Company and their respective owners, members, shareholders, governors, directors, officers, employees, agents, consultants, representatives, Affiliates, successors, transferees and assigns, promptly upon demand, at any time and from time to time, from and against the entirety of any Adverse Consequences any of them may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the applicable Indemnified Parties may suffer after the end of any applicable survival period), whether as a Direct Claim or Third Party Claim (each as defined below), in connection with, arising out of or as a result of each, any and all of the following:

(i) any breach of or inaccuracy in any representation or warranty made by MMMG in this Agreement or any other Transaction Document;

(ii) the breach of or failure to fully perform any covenant, obligation, or agreement made by MMMG in this Agreement or any other Transaction Document; and

(iii) any and all Liabilities of MMMG related to the MMMG Business prior to the Closing Date, except for the Assumed Liabilities.

(c) Indemnification Provisions by the Owner Group for the Benefit of MMMG, the Company and other Parties comprising the Owner Group

(i) Each of the Owner Group shall severally but not jointly indemnify (meaning, for clarity that each of the Owner Group shall only be responsible for the Adverse Consequences caused by their own breach or failure of performance), defend and hold harmless the Company, MMMG and the other Parties comprising the Owner Group and their respective owners, partners, shareholders, managers, directors, officers, employees, agents, consultants, representatives, Affiliates, successors, transferees and assigns, promptly upon demand, at any time and from time to time, from and against the entirety of any Adverse Consequences any of them may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the applicable Indemnified Parties may suffer after the end of any applicable survival period), whether as a Direct Claim or Third-Party Claim, in connection with, arising out of or as a result of each and all of the following:

(A) any breach of or inaccuracy in any representation or warranty made by such Party in this Agreement or any other Transaction Document; and

(B) the breach of or failure to fully perform any covenant, obligation, or agreement made by such Party in this Agreement or any other Transaction Document.

(d) Direct Claim. Any direct claim for indemnification not involving a third party as contemplated in Section 9(e) below (a “Direct Claim”) shall be made in writing to the Indemnifying Party by the Indemnified Party. Upon delivery of such notice of a Direct Claim, the Indemnifying Party and Indemnified Party shall negotiate in good faith for a period of thirty (30) days to settle the Direct Claim. If the Parties are unable to settle such Direct Claim within the thirty (30)-day time period set forth herein, such dispute shall be resolved in accordance with Section 11. If the Indemnifying Party fails to respond to notice of such Direct Claim prior to the expiration of such thirty (30)-day time period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such Direct Claim promptly, and waives any objections or defenses thereto.

17

(e) Matters Involving Third Parties

(i) If any third party that is not an Affiliate of an Indemnified Party shall notify an Indemnified Party with respect to any matter which may give rise to a claim for indemnification (a “Third Party Claim”) against an Indemnifying Party under this Section 9, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced. The Indemnified Party shall use its commercially reasonable efforts to obtain a thirty (30)-day extension of the time period required to respond to any Third-Party Claim (the “Extension”).

(ii) The Indemnifying Party will have the right to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party at any time within fifteen (15) days (or if the Indemnified Party obtains the Extension with respect to such Third Party Claim, thirty (30) days) after the Indemnified Party has given notice of the Third Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. If the Indemnifying Party assumes the defense of the Third Party Claim, such assumption shall be deemed an admission by the Indemnifying Party that such Third Party Claim is subject to the indemnification obligations of the Indemnifying Party set forth in this Section 9.

(iii) If the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 9(e)(ii) above, (A) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably), unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party or adversely affect the business of the Indemnified Party and (B) provided that the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 9(e)(ii) above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

(iv) If the Indemnifying Party does not assume or conduct the defense of the Third Party Claim in accordance with Section 9(e)(ii) above, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it deems appropriate in its sole and absolute discretion (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), but such settlement shall not include any admission or specific performance by the Indemnifying Party, and (B) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the extent provided in this Section 9.

18

(f) Indemnification as Sole Remedy for Adverse Consequences. Subject to the right of a Party to specifically enforce the provisions of Section 3, Section 7 and Section 8, and to the remedy set forth in last paragraph of Section 7(b), (i) the right to seek indemnification against a Party under this Agreement shall be the sole and exclusive remedy of the other Parties with respect to any indemnity obligation or any other matter arising under this Agreement, except, in each case, in the event of fraud or intentional misconduct of such Indemnifying Party. Notwithstanding the foregoing, the Parties agree that irreparable damage may occur if any of the provisions of Section 3, Section 7 and Section 8 of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or specific performance to prevent breaches of such Section 3, Section 7 or Section 8 and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction. This Section 9(f) shall in no way limit the rights and remedies of the Parties set forth in the Operating Agreement or the Transaction Documents other than this Agreement.

(g) Indemnity Basket. Notwithstanding anything contained herein to the contrary, no Indemnifying Party, shall be obligated to indemnify any Indemnified Party for a Direct Claim under this Agreement unless and until the aggregate amount of Adverse Consequences under all Direct Claims asserted against such Indemnifying Party, respectively, exceeds one hundred thousand dollars ($100,000) (the “Threshold”), whereupon, subject to the other provisions of this Article 9, the Parties, respectively, shall have Liability under this Article 9 for only that portion of such Direct Claims that is in excess of the Threshold.

(h) Indemnification Cap. Notwithstanding anything contained herein to the contrary, no Indemnifying Party shall be obligated to indemnify the Indemnified Parties hereunder for aggregate Adverse Consequences (both for Direct Claims and Third-Party Claims) in an amount not to exceed the lesser of (i) the value of the Contributed Assets contributed by such Indemnifying Party as set forth on Exhibit A as of the Closing Date or (ii) five million dollars ($5,000,000).

(i) Mitigation. The Parties shall, and shall cause their respective Affiliates to, cooperate reasonably with each other with respect to resolving any claim or Adverse Consequences with respect to which one Party is obligated to indemnify any other Person under this Section 9, including by making commercially reasonable efforts to mitigate any indemnifiable damages arising in connection with such claim or Adverse Consequences.

Section 10. Miscellaneous

(a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Company; provided, however, that a Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement or regulatory authority regulations or stock exchange rules concerning its publicly traded securities (in which case the disclosing party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

(b) Third Party Beneficiaries. Except for the Indemnified Parties, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

19

(c) Entire Agreement. This Agreement, the other Transaction Documents and the Operating Agreement (including the schedules and exhibits hereto and thereto) constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Company; provided, however, that each Party comprising the Owner Group may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases such assigning party shall nonetheless remain jointly and severally responsible with such assignee for the performance of all of such assignor’s original obligations under this Agreement).

(e) Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or portable document format), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section and subsection headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid) for overnight delivery, (iii) one business day after being sent to the recipient by facsimile transmission, with machine-confirmation of delivery or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to MMMG, Fund I, Fund II, MMNV2 or the Company:

MedMen

10115 Jefferson Blvd.,

Culver City, CA 90232

Attn: Dan Edwards and James Parker

Telephone: 323-593-5110

Email: dan@medmen.com; james@medmen.com

If to DHS Owners:

DHSM INVESTORS, LLC

30050 Chagrin Boulevard, Suite 360

Pepper Pike, OH 44124

Attn: Dominic Visconsi, Jr.

Telephone: 216-464-5550

Email: davjr@visconsi.com

20

If to Utica Owners:

Bloomfield Partners Utica, LLC,

1113 Herkimer Road

Utica, NY 13502

Attn: Louis De Ritis

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice thereof in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each Party, on behalf of itself and its Affiliates signatory hereto, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. The word “including” shall mean “including without limitation,” and the words “herein” and “hereof” shall refer to the terms of this entire Agreement. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m) Incorporation of Exhibits and Disclosure Schedule. The Exhibits and Disclosure Schedule identified in this Agreement are incorporated herein by reference and made a part hereof.

21

Section 11. Mandatory Arbitration.

Except with respect to injunctive and other equitable relief contemplated by Section 9(f), any dispute, claim or controversy arising from or related in any way to this Agreement or the Transaction Documents, or the interpretation, application, breach, termination or validity hereof and thereof, shall be settled exclusively by arbitration before three arbitrators in accordance with the Comprehensive Rules of Judicial Arbitration & Mediation Services (“JAMS”), except where those rules conflict with this Section 11, in which case this Section 11 shall control. The arbitration shall be held in Los Angeles, California. Each arbitrator shall be an attorney who has at least fifteen (15) years of experience in corporate and intellectual property law or who was a judge of a court of general jurisdiction, shall be selected from JAMS’s national roster of arbitrators, and a disclosure by such arbitrator shall reveal no conflicts of interest with respect to the dispute or the parties thereto (and any refusal to provide such disclosure or disclosure of any other conflict of interest shall be grounds for removal of such arbitrator upon the request of any party to the dispute). Within ten (10) business days after service of an arbitration demand, the disputing Parties shall each select one arbitrator. The two arbitrators selected shall, in turn, select the third arbitrator within ten (10) business days thereafter. If the arbitrators selected by the Parties cannot agree on a third arbitrator, JAMS shall appoint such third arbitrator. All documents and information relevant to the claim or dispute in the possession of any Party to the dispute shall be made available to any other Party to the dispute not later than sixty (60) days after the demand for arbitration is served, and the arbitrators may permit such depositions or other discovery deemed necessary for a fair hearing. Subject to the indemnification rights of Section 9, the parties shall initially equally split the fees and costs of the arbitrators and JAMS related to such dispute. The existence and nature of the arbitration hearings and the size and nature of the arbitration award shall constitute Confidential Information of each Party that is party to the arbitration. Notwithstanding the foregoing sentence, judgment on the decision of the arbitrators may be entered in any court having jurisdiction, and disclosure to such court of the terms of the dispute and arbitration award shall be permitted hereunder.

[Signature Page Follows]

22

IN WITNESS WHEREOF, the parties hereto have caused this Formation and Contribution Agreement to be duly executed and delivered as of the date first set forth above.

“COMPANY”

MM ENTERPRISES USA, LLC,
a Delaware limited liability company

By:	MM ENTERPRISES MANAGER, LLC,
a Delaware limited liability company,
its Manager

	By:	/s/ Adam Bierman
	Name:	Adam Bierman
Its: Manager

“MANAGER”

MM ENTERPRISES MANAGER, LLC,
a Delaware limited liability company

By:	/s/ Adam Bierman
Name:	Adam Bierman
Its:	Manager

“CONTRIBUTORS”

MMMG LLC.,		THE MEDMEN OF NEVADA 2, LLC,
a Nevada limited liability company		a Nevada limited liability company

By:	/s/ Adam Bierman	By:	/s/ Adam Bierman
Name:	Adam Bierman	Name:	Adam Bierman
Its:	CEO	Its:	Manager

[Signature Page to Formation and Contribution Agreement]

MEDMEN OPPORTUNITY FUND, LP,		MEDMEN OPPORTUNITY FUND II, LP,
a Delaware limited partnership		a Delaware limited partnership

By:	MedMen Opportunity Fund GP, LLC,	By:	MMOF GP II, LLC,
	a Delaware limited liability company,		a Delaware limited liability company,
	its General Partner		its General Partner

By:	/s/ Adam Bierman	By:	/s/ Adam Bierman
Name:	Adam Bierman	Name:	Adam Bierman
Its:	Authorized Signatory	Its:	Authorized Signatory

DHSM INVESTORS, LLC,		BLOOMFIELD PARTNERS UTICA, LLC,
an Ohio limited liability company		a New York limited liability company

By:	/s/ Dominic A. Visconsi Jr.	By:	/s/ Louis De Ritis
Name:	Dominic A. Visconsi Jr.	Name:	Louis De Ritis
Its:	Manager	Its:	Managing Member

		By:	/s/ Anthony Quintal
		Name:	Anthony Quintal
		Its:	Managing Member

EXHIBIT A

Schedule of Contributed Assets, Values and Units

[See Attached]

A-1

EXHIBIT B

Bill of Sale

[See Attached]

B-1

EXHIBIT C

Contributed Entity Assignments

[See Attached]

C-1

EXHIBIT D

Intellectual Property Assignment

[See Attached]

D-1

EXHIBIT E

Operating Agreement

[See Attached]

E-1

EXHIBIT F

Lease Amendment

[See Attached]

F-1